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                                                                    EXHIBIT 99.1
For Release:       Immediately

Contact:           John D. Swift, Chief Financial Officer

                       MOHAWK INDUSTRIES, INC. COMMENTS ON

                             FOURTH QUARTER EARNINGS

Calhoun, Georgia, December 7, 2001 - Mohawk Industries, Inc. (NYSE:MHK) today announced that it is increasing its estimate of diluted earnings per share for the fourth quarter of 2001 from the previous estimate of $0.74 to a range between $0.90 and $0.95 per share. The Company's previous estimate was based on flat earnings per share with the same quarter in 2000. This favorable adjustment in the estimate is based on sales running about 4.0% to 5.0% above last year while gross profit as a percentage of sales is projected to be in line with last year. Selling, general and administrative expenses is estimated to be at approximately the same dollar level as the fourth quarter of 2000. The normal tax rate of 37% is projected to be reduced by additional tax credits. A possible net result of these factors is for fourth quarter earnings per share to be between $0.90 and $0.95. These estimates are based on two months results and subject to change based on December's actual results and final year-end adjustments.

During the third and fourth quarters we have benefited from sales improvements in all product areas compared to the first half of 2001. We are not certain if the sales improvement is a reaction to postponed orders after September 11 or indicative of economic improvement. Most economists have not forecast improvement until the second half of 2002. Considering the various factors impacting the business at this time and assuming that the economy continues to improve during 2002, then we expect the earnings per share for the first two quarters of 2002 to be approximately 10% to 15% above 2001 comparable quarters. None of the above information includes the impact of our proposed acquisition of Dal-Tile International. A conference call (telephone 800-603-9255) will be held at 3:00 pm (EST) on Monday, December 10th. The conference call will be available simultaneously and in its entirety to all other interested investors and the news media through a webcast at www.videonewswire.com/event.asp?id=2413 for 14 days.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future financial performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions

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constitute "forward-looking statements" within the meaning of Section 27A of the
Securities Act of 1933, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's ability to maintain its sales growth and gross margins and to control costs. These or other assumptions could prove inaccurate and therefore, there can be no assurance that the "forward-looking statements" will prove to be accurate. Forward-looking statements involve a number of risks and uncertainties. The following important factors affect the future results of Mohawk and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic conditions generally in the carpet, rug and floorcovering markets served by Mohawk; competition from other carpet, rug and floorcovering manufacturers, raw material prices, timing and level of capital expenditures, the successful integration of acquisitions including the challenges inherent in diverting Mohawk's management attention and resources from other strategic matters and from operational matters for an extended period of time, the successful introduction of new products, the successful rationalization of existing operations, and other risks identified from time to time in the Company's SEC reports and public announcements.

A proposed transaction contemplated by an agreement and plan of merger, dated November 19, 2001 by and among Mohawk, Maverick Merger Sub, Inc. and Dal-Tile International Inc. will be submitted to Mohawk's and Dal-Tile's stockholders for their consideration, and Mohawk will file with the SEC a registration statement containing the joint proxy statement-prospectus to be used by Mohawk and Dal-Tile to solicit their respective stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stockholders of Mohawk and Dal-Tile are urged to read the registration statement and the joint proxy statement-prospectus regarding the proposed transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement-prospectus included in the registration statement, as well as other filings containing information about Mohawk and Dal-Tile, at the SEC's Internet site (http://www.sec.gov).

Copies of the joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement-prospectus can also be obtained, without charge, by directing a request to: Mohawk, Jerry L. Melton, Mohawk Industries, Inc., P.O. Box 12069, Calhoun, Georgia 30701 (706-629-7721) or to Dal-Tile, Mark A. Solls, Dal-Tile International Inc., 7834 Hawn Freeway, Dallas, Texas 75217 (214-398-1411).

Mohawk and Dal-Tile and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mohawk and Dal-Tile in connection with the proposed transaction. Information regarding those participants is included in the proxy statements for the Mohawk and Dal-Tile annual stockholders' meeting for 2001, which are available at the SEC's website. Additional information regarding the interest of those participants may be obtained by reading the joint proxy statement-prospectus regarding the proposed transaction when it become available.

Mohawk is a leading producer of woven and tufted broadloom carpet and rugs for residential and commercial applications. The Company designs, manufactures and markets carpet in a broad range of colors, textures and patterns and is widely recognized through its premier brand names, some of which include "Mohawk," "Aladdin," "Bigelow," "Custom Weave," "Durkan," "Galaxy," "Harbinger," "Helios," "Horizon," "Image," "Karastan," "Mohawk Commercial," "World," and "Wunda Weve." Mohawk offers a broad line of area and washable rugs branded by Karastan, Aladdin, Newmark & James and American Rug Craftsmen and decorative throw blankets, placemats, pillows and chairpads branded by American Weavers. Mohawk also offers a complete laminate product line and distributes carpet padding and ceramic tile. The Company markets its products primarily through retailers and dealers.